UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

THOMAS PROPERTIES GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

April 28, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 annual meeting of stockholders of Thomas Properties Group, Inc., which will be held on Wednesday, May 27, 2009, at 10:00 a.m. local time, at the California Club, 538 South Flower Street, Los Angeles, California. We look forward to greeting our stockholders able to attend.

This document includes the notice of the annual meeting and the proxy statement. The proxy statement describes the business to be conducted at the annual meeting and provides other information concerning our company of which you should be aware when you vote your shares, whether in person or by proxy.

We are pleased to advise you that under the Securities and Exchange Commission rules we have also made our proxy materials available to our stockholders over the Internet. You may view the Company’s proxy statement and Annual Report for the year ended December 31, 2008 online at www.envisionreports.com/tpgi. You may also vote your shares via the Internet or by telephone by following the instructions set forth on the enclosed proxy card.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. We urge you to vote and submit your proxy. If you decide to attend the annual meeting and vote in person, you may withdraw your proxy if you so desire.

On behalf of the Board of Directors and the employees of Thomas Properties Group, Inc., I would like to express my appreciation for your continued interest in the affairs of our company.

Sincerely,

James A. Thomas

Chairman of the Board of Directors,

President and Chief Executive Officer

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD

ON MAY 27, 2009

To The Stockholders of Thomas Properties Group, Inc.:

Notice is hereby given that the annual meeting of stockholders of Thomas Properties Group, Inc. (the “Company”) will be held on Wednesday, May 27, 2009, at 10:00 a.m. local time, at the California Club, 538 South Flower Street, Los Angeles, California, for the following purposes:

1.	To elect all seven director-nominees to the Board of Directors each for a one-year term expiring at the close of the Company’s annual meeting of stockholders in 2010.

2.	To ratify the audit committee’s appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2009.

3.	To consider and act on such other business as may properly come before the meeting or any adjournments or postponements thereof.

The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

The Board of Directors of the Company has fixed the close of business on April 21, 2009 as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at the Company’s principal executive offices, 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071, during the ten days preceding the meeting.

Whether or not you plan to attend our annual meeting, we urge you to vote and submit your proxy. If you attend our meeting, you may continue to have your shares voted as instructed on your proxy, or you may withdraw your proxy at the meeting and vote your shares in person. Any proxy may be revoked at any time prior to its exercise at our annual meeting.

Registered holders may authorize their proxies or vote:

•	By Internet: Go to www.envisionreports.com/tpgi;

•	By Toll-Free Telephone: You may call the number shown on your proxy; or

•	By Mail: You may mark, sign, date and promptly return the enclosed proxy in the postage-paid envelope.

Beneficial stockholders: If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted.

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders to be held on May 27, 2009. Because we have elected to utilize the “full set delivery” option, we are delivering to all stockholders paper copies of all of our proxy materials, including a proxy card, as well as providing access to our proxy materials on a publicly accessible website. The Company’s Proxy Statement and Annual Report for the fiscal year ended December 31, 2008 are available at our corporate website and may be accessed at www.envisionreports.com/tpgi.

By Order of the Board of Directors,

Diana M. Laing

Chief Financial Officer and Secretary

Los Angeles, California

April 28, 2009

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of the stockholders of Thomas Properties Group, Inc. (the “Company”) to be held on Wednesday, May 27, 2009, beginning at 10:00 a.m., local time, at the California Club, 538 South Flower Street, Los Angeles, California. This proxy statement is being provided in connection with the solicitation of proxies by the Board of Directors for use at the 2009 annual meeting of stockholders and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about April 28, 2009.

A copy of the Company’s 2008 annual report on Form 10-K is included in the envelope with this proxy statement.

About The Meeting

What is the purpose of the annual meeting?

At the Company’s annual meeting, the stockholders will act upon the matters described in the accompanying notice of annual meeting of stockholders. These matters include the following:

•	the election of the seven director-nominees to the Board of Directors each for a one-year term expiring at the close of the Company’s annual meeting of stockholders in 2010;

•	to ratify the audit committee’s appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2009; and

•	to consider and act on such other business as may properly come before the meeting or adjournments or postponement thereof.

In addition, the Company’s management will report on the performance of the Company during the 2008 fiscal year and respond to questions from stockholders.

Who is entitled to vote?

Only holders of record of our outstanding common stock and limited voting stock at the close of business on the record date, April 21, 2009, are entitled to receive notice of and to vote at the meeting and at any postponement or adjournment of the meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at the Company’s principal executive offices, 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071, during the ten days preceding the meeting.

How many votes do I get?

Each share of common stock and limited voting stock entitles the holder to one vote per share with respect to all matters on which the holders of such shares are entitled to vote. Holders of common stock are entitled to vote on all matters to be voted on by the stockholders. Holders of limited voting stock are entitled to vote only on the election of directors, certain extraordinary matters including a merger or sale of our company, and amendments to our certificate of incorporation.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the California Club by calling the club at (213) 622-1391 or visiting its Internet site at http://www.californiaclub.org/guest/driving_directions.htm.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of shares of the Company stock entitled to cast at least a majority of the votes of the outstanding stock entitled to vote on a particular matter will constitute a quorum entitled to take action with respect to that matter. Abstentions and broker “non-votes” are each counted for purposes of determining the presence or absence of a quorum. As of April 21, 2009, the record date for the annual meeting, 25,693,354 shares of common stock of the Company were outstanding and eligible to vote and 13,813,331 shares of limited voting stock were outstanding and eligible to vote.

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. For purposes of calculating votes in the election of directors, broker non-votes and abstentions will not be counted as votes and will not affect the results of the vote. Proposal 2 will require the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against Proposal 2 and broker non-votes will not be counted as votes cast and will have no effect on the result of the votes.

How do I vote?

If you are a record holder of your stock, you may vote by submitting your proxy by telephone or Internet or through the mail.

Internet and telephone voting

To vote by the Internet or the telephone, follow the respective instructions set forth on the enclosed proxy card for Internet or telephone voting.

Vote by mail

Sign and date each proxy card you receive and return it in the prepaid envelope.

All shares of stock entitled to vote at the annual meeting that are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies or, if no contrary instructions are given therein, will be voted in accordance with the Board’s recommendations. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the Board’s recommendations.

What are the Board’s recommendations?

The Board’s recommendations are set forth after the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of each of the director-nominees as described under Proposal 1;

•

FOR the proposal of the Board of Directors to ratify the appointment of Ernst & Young LLP as the Company’s independent certified accountants for the fiscal year ending December 31, 2009 as set forth in Proposal 2.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

May I change my vote after I return my proxy card or vote by Internet or telephone?

Yes. Any stockholder who has given a proxy with respect to any matter may revoke it at any time prior to the closing of the polls as to that matter at the annual meeting by:

•	delivering a notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company;

•	if you voted by Internet or telephone, visiting the Internet voting site or calling the telephone number again and changing your vote, up to 1:00 a.m., Eastern Daylight Time, on May 29, 2009; or

•	attending the annual meeting and voting in person.

Who will count the vote?

Computershare Trust Company, N.A., our stock registrar and independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on the proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of stock of the Company.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign, date and return all proxy cards. We encourage you to have all accounts registered in the same name and address whenever possible.

How are proxies solicited?

Proxies will be solicited by mail. Proxies may also be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. In the event we should determine it is necessary in order to ensure a quorum at the meeting, we may engage an outside proxy solicitation firm to assist us, and would expect to pay customary fees for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for their expenses in doing so.

This solicitation is being made by the Company and the entire cost of the solicitation will be borne by the Company.

When are stockholder proposals for the 2010 annual meeting of stockholders due?

To be considered for inclusion in the Company’s proxy statement for the 2010 annual stockholders meeting, Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholder proposals must be received at the Company’s offices no later than December 29, 2009. Proposals must be in compliance with Rule 14a-8 under the Exchange Act and the Company’s bylaws, and must be submitted in writing, delivered or mailed to the Company’s Secretary.

In addition, the Company’s bylaws require that if a stockholder desires to introduce a stockholder proposal or nominate a director candidate from the floor of the 2010 annual meeting of the stockholders without inclusion in the proxy statement for such meeting, such proposal or nomination must be submitted in writing to the Company’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary date of the mailing of its proxy materials with regard to the 2009 annual meeting of the stockholders or, if the date of the annual meeting is more than 30 days prior to or more than 60 days after the preceding anniversary date, notice by the stockholder will be timely if received not earlier than the 90th day prior to the 2010 annual stockholders meeting (which has not yet been set) and not later than the close of business on the later of (i) the 60th day prior to the 2010 annual stockholders meeting or (ii) the 10th day following public announcement of the 2010 annual stockholders meeting.

Each notice by stockholders must set forth (i) the name and address of the stockholder who intends to make the nomination or proposal and any beneficial owner on whose behalf the nomination or proposal is made and (ii) the class and number of shares of common stock that are owned beneficially and of record by such stockholder and beneficial owner, if any. In the case of a stockholder proposal, the notice must also set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder or beneficial owner, if any, in that proposed business.

How do stockholders communicate with the Board?

Stockholders and other parties interested in communicating directly with the Board of Directors, non-management directors or specific directors may do so by writing the Board of Directors, c/o Thomas Properties Group, Inc., 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071, Attn: Secretary. The mailing envelope should also clearly indicate whether the communication is intended for the Board of Directors, the non-management directors or a specific director.

Does the Company have a Code of Ethics?

The Company has a Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the principal executive officer and the principal financial officer. The Code of Business Conduct and Ethics is available on the Company’s website at www.tpgre.com.

What is the security ownership of management?

The table set forth on page 7 provides information with respect to the beneficial ownership of the Company’s securities by management.

Proposal to Elect Members to the Board of Directors (Proposal 1)

What are we asking you to approve?

Under the Company’s bylaws, each member of the board serves for a one-year term and until his or her successor is duly elected and qualifies, or until such director’s earlier death, resignation or removal. Vacancies on the board may be filled only by individuals elected by a majority of the remaining directors. A director elected by the board to fill a vacancy (including a vacancy created by an increase in the size of the board) will serve for the remainder of the term and until such director’s successor is duly elected and qualifies, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes cast at the annual meeting, which means the seven director-nominees who receive the largest number of properly cast votes will be elected as directors. Each share of common stock and limited voting stock is entitled to one vote for each of the seven director-nominees. Under applicable Delaware law, in determining whether each director-nominee has received the requisite number of votes, abstentions and broker non-votes will not be counted. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for the election of the director-nominees named below unless authorization to do so is withheld. If any director-nominee should become unavailable for election prior to the annual meeting, an event which currently is not anticipated by the board, the proxies will be voted for the election of a substitute director-nominee or director-nominees proposed by the board.

Mr. James A. Thomas, Mr. R. Bruce Andrews, Mr. Edward D. Fox, Mr. John L. Goolsby, Mr. Winston H. Hickox, Mr. Randall L. Scott and Mr. John R. Sischo are all of our nominees for election to the board. Each such director-nominee has consented to be named in this proxy statement and to serve as a director if elected, and management has no reason to believe that any director-nominee will be unable to serve. The information below relating to the nominees for election as director and to each of the other directors whose terms of office continue after the annual meeting has been furnished to the Company by the respective individuals. Each of the director-nominees would serve until his or her successor is elected and qualifies, or until such director’s earlier death, resignation or removal. If elected at the annual meeting, Messrs. Thomas, Andrews, Fox, Goolsby, Hickox, Scott and Sischo would each serve until the close of the Company’s 2010 annual meeting.

What does the Board of Directors recommend with respect to Proposal 1?

The Board recommends a vote FOR each of the nominees.

Nominees For Director For a One-Year Term Expiring in 2010

The name and age of each director-nominee is set forth below:

Name	Age
James A. Thomas	72
R. Bruce Andrews	68
Edward D. Fox	61
John L. Goolsby	67
Winston H. Hickox	66
Randall L. Scott	53
John R. Sischo	52

The following is a biographical summary of the experience of the individuals who are nominees for election as directors of the Company:

James A. Thomas serves as our Chairman of the Board, President and Chief Executive Officer. Mr. Thomas has served on our Board of Directors since the Company was organized in March 2004. Mr. Thomas founded our predecessor group of entities, and served as the Chairman of the Board and Chief Executive Officer of our predecessor group of entities from 1996 to the commencement of our operations in October 2004. Prior to founding our predecessor group of entities, Mr. Thomas served as a co-managing partner of Maguire Thomas Partners, a national full-service real estate operating company from 1983 to 1996. In 1996, Maguire Thomas Partners was divided into two companies with Mr. Thomas forming our predecessor group of entities with other key members of the former executive management at Maguire Thomas Partners. Mr. Thomas also served as

Chief Executive Officer and principal owner of the Sacramento Kings NBA Basketball team and the ARCO Arena from 1992 until 1999. Mr. Thomas is the Chairman of the board of directors of Townhall Los Angeles, and serves on the board of directors of the SOS Coral Trees, Los Angeles Chamber of Commerce, Center Theatre Group, and the National Advisory Council of the Cleveland Marshall School of Law. He serves on the board of trustees of the Ralph M. Parsons Foundation and I Have a Dream Foundation in Los Angeles, Baldwin Wallace College in Cleveland, and St. John’s Health Center Foundation in Santa Monica, California. Mr. Thomas also serves on the board of governors of the Music Center of Los Angeles County. He is a member of the Chairman Council of the Weingart Center Association, and the Colonial Williamsburg National Council. Additionally, Mr. Thomas is the Founder and Chairman of Fixing Angelenos Stuck in Traffic (F.A.S.T.) Mr. Thomas received his Bachelor of Arts degree in economics and political science with honors from Baldwin Wallace College in 1959. He graduated magna cum laude with a juris doctorate degree in 1963 from Cleveland Marshall Law School.

R. Bruce Andrews has been a member of our Board of Directors since October 2004. Until his retirement in April 2004, Mr. Andrews served as the President and Chief Executive Officer of Nationwide Health Properties, Inc., a real estate investment trust, which position he had held since September 1989. Mr. Andrews’ previous experience includes serving in various capacities including Chief Financial Officer, Chief Operating Officer and Director of American Medical International. He began his career as an auditor with Arthur Andersen and Company. Mr. Andrews currently serves on the board of directors for Nationwide Health Properties, Inc. Mr. Andrews graduated from Arizona State University with a Bachelor of Science degree in accounting.

Edward D. Fox has been a member of our Board of Directors since October 2004. Since January 2003, Mr. Fox has served as Chairman and Chief Executive Officer of Vantage Property Investors, LLC, a private real estate investment and development company. Prior to 2003, Mr. Fox was Chairman and Chief Executive Officer of Center Trust, a real estate investment trust, from 1998 to January 2003 when Center Trust was acquired by Pan Pacific Retail Properties. Mr. Fox co-founded and served as the Chairman of CommonWealth Partners, a fully integrated real estate operating company, from 1995 through October 2003. Prior to forming CommonWealth Partners, Mr. Fox was a senior partner with Maguire Thomas Partners. A certified public accountant, Mr. Fox started his career in public accounting specializing in real estate transactions. Mr. Fox serves on the Dean’s advisory council for the USC School of Architecture and the board of directors of the Orthopaedic Hospital Foundation and the Los Angeles Boy Scouts. He is a member of the International Council of Shopping Centers, Urban Land Institute and the American Institute of Certified Public Accountants. He received a bachelor’s degree in accounting and a master’s degree in business, both with honors, from the University of Southern California.

John Goolsby has been a member of the Board of Directors since May 2006. He is a private investor and from 1988 until his retirement in 1998, he served as the President and Chief Executive Officer of The Howard Hughes Corporation, a real estate development company. He currently serves as a director of Tejon Ranch Company.

Winston H. Hickox has been a member of our Board of Directors since October 2004. Since September 2006 he has been a partner in the government affairs consulting firm California Strategies, LLC. From June 2004 to July 2006, he was a Senior Portfolio Manager for the California Public Employees Retirement System, responsible for the design and implementation of environmental investment initiatives. From January 1999 to November 2003, Mr. Hickox served as Secretary of the California Environmental Protection Agency, and was responsible for a broad range of programs created to protect California’s human and environmental health. From December 1994 to May 1998, Mr. Hickox was a partner in LaSalle Advisors, Ltd. Prior to joining LaSalle Advisors, Ltd., Mr. Hickox was a Managing Director with Alex, Brown Kleinwort Benson Realty Advisors Corp. From April 1997 to January 1999, Mr. Hickox served as an alternate Commissioner on the California Coastal Commission. He was President of the California League of Conservation Voters from 1990 to 1994. He is currently a member of the board of Cadiz, Inc. and the Sacramento County Employees’ Retirement System. Mr. Hickox is a graduate of the California State University at Sacramento with a bachelor of science degree in business administration in 1965, and obtained a master of business administration degree in 1972 from Golden Gate University.

Randall L. Scott serves us as an Executive Vice President and Director. Mr. Scott has been a member of our Board of Directors since April 2004. Mr. Scott directed asset management operations nationally and East Coast development activity for our predecessor group of entities from its inception in 1996 until the commencement of our operations in October 2004. Prior to the formation of our predecessor group of entities, Mr. Scott was with Maguire Thomas Partners from 1986 to August 1996. As a senior executive at Maguire Thomas Partners, Mr. Scott worked on several large-scale development projects, including One Commerce Square in Philadelphia and The Gas Company Tower in Los Angeles. Mr. Scott was also on the pre-development team for the CalEPA project in Sacramento and served in a general business development capacity. Mr. Scott is currently involved in various civic and professional organizations and serves on the board of directors of the Center City District, a Philadelphia non-profit special services organization and the board of trustees of Magee Rehabilitation Hospital, a Philadelphia-based specialty hospital providing medical rehabilitation services to people with physical disabilities. Mr. Scott holds a bachelor’s degree in business administration from Butler University in Indianapolis.

John R. Sischo serves us as an Executive Vice President and Director. Mr. Sischo has been a member of our Board of Directors since April 2004. He is responsible for our investment management services, including oversight of our relationship with CalSTRS, acquisition efforts and our capital market relationships. He served as Chief Financial Officer of our predecessor group of entities from April 1998 until May 2004. From 1989 to 1998, Mr. Sischo was with Bankers Trust where he was instrumental in developing their real estate investment management practice. Prior to 1989, Mr. Sischo was with Security Pacific Corporation’s real estate investment banking practice. He began his career at Merrill Lynch Capital Markets. Mr. Sischo is on the board of directors of the Center City Association, a Los Angeles non-profit special services organization. Mr. Sischo received a bachelor’s degree in political science from the University of California at Los Angeles.

SECURITIES OWNERSHIP OF MANAGEMENT

The table set forth below provides information with respect to beneficial ownership of securities of our Company and, with respect to management, units in our operating partnership, as of April 10, 2009 by (a) each director and director-nominee of the Company, (b) each of the executive officers of the Company listed in the Summary Compensation Table, and (c) all directors, director-nominees and executive officers of the Company as a group. The information set forth in the table as to directors, director-nominees and executive officers is based upon information furnished to the Company by them in connection with the preparation of this proxy statement. Except where otherwise indicated, the mailing address of each of the individuals named in the table is: c/o Thomas Properties Group, Inc., 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071.

The ownership percentage in the following table is based on 25,693,354 shares of our common stock and 13,813,331 shares of our limited voting stock outstanding as of April 10, 2008, and 13,813,331 operating partnership units redeemable for cash or, at our option, for common stock. Beneficial ownership of common stock and limited voting stock is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares of Common Stock		Percentage of Common Stock(1)	Operating Partnership Units(2)		Percentage of Common Stock and Units(3)	Limited Voting Stock(4)	Percentage of Limited Voting Stock
James A. Thomas	1,469,307	(5)	5.7%	13,813,331	(6)	38.7%	13,813,331	100%
R. Bruce Andrews(7)	29,296		*	—		*	—
Edward D. Fox(7)	45,296		*	—		*	—
John L. Goolsby(7)	30,301		*	—		*	—
Winston H. Hickox(7)	13,462		*	—		*	—
Diana M. Laing(8)	154,445		*	—			—
Thomas S. Ricci(8)	510,002		2.0	—		1.3	—
Paul S. Rutter	1,060			—		*
Randall L. Scott(8)	610,002		2.4	—		1.5	—
John R. Sischo(8)	578,007		2.2	—		1.5	—
All directors and executive officers as a group (10 persons)	3,441,178		13.4%	13,813,331		43.7%	13,813,331	100%

*	Represents ownership of less than 1%.
(1)	Assumes 25,693,354 shares of our common stock are outstanding. The total number of shares of common stock outstanding used in calculating this percentage excludes (a) units in our operating partnership redeemable for cash or, at our option, common stock and (b) incentive units issued under our 2004 Equity Incentive Plan (“Incentive Plan”).
(2)	Units are redeemable for cash or, at our option, shares of our common stock on a one-for-one basis. Each operating partnership unit issued in our formation transactions is paired with a share of limited voting stock. Mr. Thomas controls the voting of these shares. Upon redemption of the units for cash or shares of our common stock, each share of limited voting stock paired with the unit will be automatically cancelled.
(3)	Assumes a total of 25,693,354 shares of common stock and 13,813,331 units are outstanding as of April 10, 2009, comprised of shares of common stock and units in our operating partnership (other than incentive units issued under our Incentive Plan).
(4)	Mr. Thomas controls each of the entities that hold shares of limited voting stock and hence he controls the voting of these shares.
(5)

Includes 200,000 shares of restricted stock granted under our Incentive Plan of which 100,000 and 100,000 shares will vest on the third anniversary of the grant dates of March 7, 2007 and March 19, 2008, respectively, provided that vesting occurs after two years if certain performance goals are met. Also includes 60,100 shares owned directly by Mr. Thomas and 1,209,207 shares held in trusts for the benefit of immediate family members of Mr. Thomas, who is trustee of each trust. Mr. Thomas disclaims beneficial ownership of such 9,615 shares.
(6)	Each unit is held by an entity controlled directly or indirectly by Mr. Thomas.
(7)	Of the ownership of common stock stated for Messrs. Andrews, Fox, Goolsby and Hickox, each total includes 1,492 shares that are unvested and will vest following the close of the 2009 annual meeting.
(8)	Of the ownership of common stock stated for Messrs. Ricci, Scott and Sischo, each includes 110,000 shares that are unvested and will vest over the next five years, fifty percent are performance vested shares and fifty percent are discretionary vested shares. Of the ownership of common stock stated for Ms. Laing, 80,000 shares are unvested and will vest over the next five years, fifty percent are performance vested shares and fifty percent are discretionary vested shares.

SECURITIES OWNERSHIP OF CERTAIN OWNERS

The table set forth below provides information with respect to persons known by us to be the beneficial owners of more than 5% of the outstanding shares of the Company’s common stock as of April 10, 2009. The dates applicable to the shares beneficially owned are set forth in the footnotes below. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power.

Beneficial Owner	Shares Beneficially Owned	Percent of Class
High Rise Capital Management LP(1) 535 Madison Avenue, 26th Floor New York, NY 10022	4,175,200	16.3%

Third Avenue Management LLC(2) 622 Third Avenue, 32nd Floor New York, NY 10017	2,629,749	10.2%

Wellington Management Company, LLP(3) 75 State St Boston, MA 02109	2,364,544	9.2%

Stichting Pensioenfonds ABP(4) Oude Lindestraat 70, Postbus 2889 6401 DL Heerlen The Kingdom of the Netherlands	2,252,600	8.8%

Starwood Real Estate Securities, LLC(5) 591 W. Putnam Ave. Greenwich, CT 06830	2,317,976	9.0%

Prospector Partners, LLC(6) 370 Church Street Guilford, CT 06437	1,393,220	5.4%

(1)	High Rise Capital Management LP reported in their Schedule 13G/A dated and filed with the SEC on February 13, 2009, that its affiliated entity, High Rise Capital Advisors, LLC had shared voting power and shared dispositive power with respect to 4,175,200 shares, held within High Rise Partners II, L.P., High Rise Partners II (a), L.P., High Rise Institutional Partners, L.P., Bridge Realty Advisors, LLC, Cedar Bridge Realty Fund, L.P. and Cedar Bridge Institutional Fund, LP. High Rise Capital Advisors, LLC’s managing members are David O’Connor and Charles Fitzgerald.
(2)	Third Avenue Management LLC reported in their Schedule 13G dated and filed with the SEC on February 13, 2009 that it had sole voting power and sole dispositive power of 2,629,749 shares.
(3)	Wellington Management Company, LLP reported in their Schedule 13G/A dated and filed with the SEC on February 17, 2009 that it had shared voting power of 1,963,540 shares with its clients and shared dispositive power of 2,357,128 shares with its clients.
(4)	Stichting Pensioenfonds ABP reported in their Schedule 13G dated February 12, 2009 and filed with the SEC on February 13, 2009, that it had sole voting power and sole dispositive power of 2,252,600 shares.
(5)	Starwood Real Estate Securities, LLC reported in their Schedule 13G/A dated and filed with the SEC on February 17, 2009, that it had shared voting power and shared dispositive power with respect to 2,317,976 shares, held within Dirigo Master Fund Ltd, Dirigo Katahdin Master Fund LTD, Silver Creek SAV, LLC Managed Accounts and LMA SPC-MAP 61 Managed Accounts.
(6)	Prospector Partners, LLC reported in their Schedule 13G dated and filed with the SEC on February 17, 2009, that it had shared voting power and shared dispositive power with respect to 253,105 shares.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The Board of Directors is elected by the stockholders to oversee the management of our business. The Board of Directors is composed of seven members of which a majority are independent directors under the requirements set forth in the NASDAQ rules and under applicable law.

Meetings of the Board of Directors

The Board of Directors of the Company met four times during the year ended December 31, 2008. Each director attended 100% of the total number of meetings of the Board of Directors and 94% or greater of each committee on which he served during 2008.

Attendance at Annual Meetings

The Company does not have a policy regarding director attendance at annual meetings of the Company stockholders. However, three of the directors attended the 2008 annual meeting of the Company’s stockholders.

Director Independence

For a director to be considered independent, the Board must affirmatively determine that the director does not have any direct or indirect material relationship with the Company or its executive officers and that the requirements set forth in the NASDAQ rules and under applicable law are met. The nominating and corporate governance committee and our Board of Directors have determined that the following four directors do not have any direct or indirect material relationship with the Company or its executive officers and, therefore, each is an independent director: Messrs. Andrews, Fox, Goolsby and Hickox. Mr. Thomas, Mr. Scott and Mr. Sischo are not independent based on their present service to our company, Mr. Thomas as our Chief Executive Officer and President, and Mr. Scott and Mr. Sischo as Executive Vice Presidents of our company. In making their independence determinations, the nominating and corporate governance committee and our Board of Directors each year reviews any transactions and relationships between the director, or any member of his or her immediate family, based on information provided by the director, company records and publicly available information during the year. Specifically, the nominating and corporate governance committee and our Board of Directors will consider the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between our company and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% shareholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between our company and any other public company for which the non-employee director serves as a director. During 2008, there were no relationships or transactions in these categories reviewed by the nominating and corporate governance committee, nor were there any other similar relationships or transactions the nominating and corporate governance committee considered.

Committees of the Board of Directors and Committee Meetings

Our Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee. The audit committee currently consists of R. Bruce Andrews (Chair), Edward D. Fox, John L. Goolsby and Winston H. Hickox. The audit committee helps to ensure the integrity of our financial statements and financial reporting process, and the qualifications, independence and performance of our independent auditors. The audit committee’s responsibilities include the following:

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establishing, monitoring and assessing our compliance with legal and regulatory requirements regarding our financial reporting processes and related internal control functions, including performance of our internal audit function;

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overseeing the engagement of, and audit performed by, our independent public accountants, including the independence and qualifications of our outside auditors who report directly to the audit committee;

•	reviewing our annual financial statements and the scope of our annual audit;

•	overseeing each annual audit and quarterly review; and

•	preparing the audit committee report to be included in our annual proxy statement.

The audit committee held eight meetings during the year ended December 31, 2008.

The Board of Directors has determined that R. Bruce Andrews, Chairman of the audit committee, qualifies as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”), and possesses “accounting or related financial management expertise” within the meaning of all applicable laws and regulations. In addition, the board has determined that all members of the audit committee are financially literate and independent within the meaning of SEC rules and regulations and the listing standards for the NASDAQ Global Market.

The audit committee exercises its powers in accordance with the delegated duties and functions set forth in its charter, which charter may be found on the Company’s website at www.tpgre.com.

Compensation Committee. The compensation committee currently consists of Winston H. Hickox (Chair), R. Bruce Andrews and Edward D. Fox. The committee helps evaluate and approve the officer and executive compensation plans, policies and programs of the Company. The committee exercises its powers in accordance with the delegated duties and functions set forth in its charter, which charter may be found on our website at www.tpgre.com. The committee’s responsibilities include the following:

•	establishing guidelines and standards regarding our compensation practices and philosophy;

•	determining the compensation and benefits of our executive officers;

•	evaluating the performance of our executive officers;

•	administering and making recommendations to our Board of Directors regarding our stock incentive and other equity-based compensation plans; and

•	reviewing and approving our compensation discussion and analysis for inclusion in this proxy statement.

The compensation committee develops compensation policies and implements compensation programs, makes recommendations annually concerning salaries and incentive compensation, awards stock options and restricted stock to officers and employees under our equity incentive plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate. Compensation for our named executive officers (“NEOs”) each year is usually determined prior to the end of the first quarter of the relevant year. When determining annual compensation levels and targets, the compensation committee reviews and approves individual goals and objectives for the current year, reviews corporate goals, evaluates individual performance in light of the goals and objectives established for the prior year, considers competitive market data and establishes compensation based on these factors. The values of each component of total direct compensation (base salary, target annual cash incentive and equity awards) for the current year, as well as total annual compensation for the prior year (including equity holdings and vested benefits) are all considered collectively by our compensation committee as part of this process.

The compensation committee held six meetings during the year ended December 31, 2008.

The board has determined that the members of the compensation committee are independent. None of the members of our compensation committee is or has been employed by us in the past. None of our executive officers currently serves, or in the past three years has served, as a member of the Board of Directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee currently consists of Edward D. Fox (Chair), Winston H. Hickox and John L. Goolsby. The nominating and corporate governance committee’s responsibilities include:

•	developing, recommending and monitoring our compliance with corporate governance principles, including requirements of state and federal law and the rules and regulations of the NASDAQ Global Market;

•	overseeing compliance with our code of ethics;

•	adopting and overseeing policies with respect to conflicts of interest;

•	establishing criteria for prospective members of our Board of Directors and conducting candidate searches and interviews;

•	periodically evaluating the appropriate size and composition of our Board of Directors and recommending, as appropriate, changes in our Board of Directors; and

•	proposing the slate of directors to be elected at each annual meeting of our stockholders.

The nominating and corporate governance committee held one meeting during the year ended December 31, 2008.

The nominating and corporate governance committee has a charter, which may be found on the Company’s website at www.tpgre.com. The board has determined that the members of the nominating and corporate governance committee are independent, in accordance with the listing standards for the NASDAQ Global Market.

In considering annually nominees for election as a director, the nominating and corporate governance committee considers a number of factors including, but not limited to, the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community, real estate industry and otherwise;

•	current knowledge and relationships in the markets and regions in which the Company does business and in the Company’s industry and other industries relevant to the Company’s business;

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the skills and personality of the nominee and how the committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board of Directors that is collegial and responsive to the needs of the Company and its stockholders;

•	the ability and willingness to represent the best interests of all of the Company’s stockholders;

•	increasing the diversity of viewpoints, background and experience in addition to those of existing directors and other nominees; and

•	whether the nominee would meet the independence criteria of the requirements of the NASDAQ Global Market applicable to the Company and the rules promulgated by the Securities and Exchange Commission.

The nominating and corporate governance committee will also consider suggestions regarding candidates for election to the Board of Directors submitted by stockholders in writing to the Company’s Secretary. Stockholders’ recommendations for nominees to the Board of Directors will be considered by the committee provided such nominations are made in accordance with the Company’s Policy Regarding Stockholder

Recommended Director Candidates. The Company’s Policy Regarding Stockholder Recommended Director Candidates requires that such notices meet certain requirements, including the following:

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the notice by a stockholder will be timely if it is received by the committee not later than 120 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders.

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the name of the stockholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the stockholder and the director candidate to be publicly identified;

•	a written statement by the director candidate agreeing to be named in the Company’s proxy materials and serve as a member of the Company’s Board of Directors if nominated and elected;

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a written statement by the stockholder and the director candidate agreeing to make available to the committee all information reasonably requested in connection with the committee’s consideration of the director candidate and that would be required to be disclosed in a proxy statement; and

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the stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration. The notice must be sent to the following address: Thomas Properties Group, Inc., 515 South Flower Street, Sixth Floor, Los Angeles, California 90071, Attn: Secretary (Nominating and Governance Committee Communication / Director Candidate Recommendation).

No such recommendations were received from stockholders with respect to the 2009 annual meeting and the election of directors. With regard to the 2010 annual meeting of stockholders, any such suggestion must be received by the Secretary of the Company no later than the date by which stockholder proposals for such annual meeting must be received as described above under the heading “When are stockholder proposals for the 2010 annual meeting of stockholders due?”

Compensation Committee Interlocks and Insider Participation

None of the individuals who served as members of the compensation committee in 2008 was or has been an officer or employee of our company or engaged in transactions with our company (other than in his capacity as director).

None of our executive officers serves as a director or member of the compensation committee of another entity, one of whose executive officers serves as a member of the compensation committee or a director of our company.

Director Compensation

We pay our directors (other than directors that are employees of our company) an annual cash retainer of $50,000. We also reimburse our directors for expenses incurred to attend meetings of our Board of Directors and its committees. Non-employee directors also participate in our Non-Employee Directors Restricted Stock Plan (“Non-Employee Director Plan”) described below.

The Non-Employee Director Plan provides for an initial grant of shares of restricted stock to each non-employee director for a number of shares of restricted stock having a value as near to $37,500 as of the date of grant as possible without exceeding the value, provided, however, that Messrs. Andrews, Fox and Hickox, who were each appointed to our Board of Directors upon the consummation of our initial public offering in October 2004, received a pre-determined 2,500 shares of restricted stock. The Non-Employee Director Plan also provides for an annual grant of shares of restricted stock to each non-employee director following each annual meeting of the stockholders. Each annual grant will be for a number of shares of restricted stock having a value as near to $15,000 as possible without exceeding the value.

Notwithstanding the foregoing, a non-employee director receiving a restricted stock grant on, or within 90 days prior to, the date of an annual meeting of stockholders will not receive an annual grant with respect to that annual stockholders’ meeting. Each initial restricted stock grant will vest following the second annual meeting of the stockholders following the grant, subject to a director’s continued service. Each annual grant will vest following the first annual meeting of the stockholders following the grant. In the event of change in control of our company, all restricted stock granted under the plan to our non-employee directors will become fully vested.

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
R. Bruce Andrews	50,000	14,537	286	64,823
Edward D. Fox	50,000	14,537	286	64,823
John L. Goolsby	50,000	22,349	636	72,985
Winston H. Hickox	50,000	14,537	286	64,823

(1)	The amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), and therefore may include amounts from awards granted in and prior to 2008. Any estimated forfeitures were excluded from the determination of these amounts. Assumptions used in the calculation of these amounts are set forth in footnote 8 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 23, 2009. Each of the non-employee directors received 1,492 shares of restricted stock during 2008; Mr. Goolsby’s initial grant, received at the close of our 2006 annual meeting, vested fully following the 2008 annual meeting.
(2)	This column shows the dollar amount of dividends paid on unvested restricted shares.

As of December 31, 2008, the non-employee directors held the following number of unvested shares of restricted stock.

Name	Unvested Shares of Restricted Stock
R. Bruce Andrews	1,492
Edward D. Fox	1,492
John L. Goolsby	1,492
Winston H. Hickox	1,492

COMPENSATION DISCUSSION AND ANALYSIS FOR 2008

Our Compensation Committee

Our company’s compensation policies and practices are developed and implemented through the compensation committee of our Board of Directors. The committee’s responsibility is to review and consider annually the performance of our NEOs in achieving both corporate and individual goals and objectives, and to assure that our company’s compensation policies and practices are competitive and effective in incentivizing management. Our NEOs consist of our Chief Executive Officer, four Executive Vice Presidents and our Chief Financial Officer and Secretary.

At various times, our compensation committee has retained CEL & Associates, Inc. (CEL & Associates), independent consultants with specialized expertise in compensation within the real estate industry, to prepare market reviews of our current total cash compensation (base salary and annual bonus) and total compensation (cash compensation plus the value of long-term incentive compensation) for our NEOs; and to provide recommendations for adjustments to our total cash and long-term incentive compensation levels.

•	Compensation committee activities in 2008 included:

•	reviewing guidelines and standards regarding our compensation practices and philosophy;

•	reviewing the elements and structure of total executive compensation;

•	considering and approving amendments to the employment agreements of our executive officers;

•	evaluating the performance of our executive officers;

•	reviewing and approving the compensation and benefits of our executive officers, including cash and incentive compensation awards (both cash and equity, short-term and long-term); and

•	approving equity incentive plan awards.

The compensation committee held six meetings during the year ended December 31, 2008. The compensation committee believes that Mr. Thomas, given his knowledge of the duties, responsibilities and performance of our executive officers and our business, is an integral part of the compensation process. Mr. Thomas generally attends for a portion of the compensation committee meetings, and provides his analysis and recommendations with respect to the compensation of the NEOs. The members of the compensation committee also meet in executive session during each meeting without the presence of Mr. Thomas or any of the other NEOs.

Philosophy of our Compensation Programs

Our executive compensation programs are intended to encourage a high level of performance, promote accountability and ensure that the interests of executives are appropriately aligned with the interests of our company’s stockholders by linking a substantial portion of executive compensation directly to the achievement of measurable performance goals for both the individual and our company as a whole. Aggregate compensation levels are targeted to reflect the current practices of comparable companies in the real estate industry, particularly companies that own and manage office space in competitive geographic markets. In setting total compensation for our company’s NEOs, the committee’s general guideline is for compensation to be at or near the 75th percentile of executive compensation levels at what is determined to be the company’s peer groups. Variations to this guideline may occur as a result of the experience level and longevity with the company of the executive, the position of the executive and market factors.

Objectives of Compensation Programs; Company Compensation Policies

The purpose of our compensation programs is to attract, motivate and retain employees who are capable of leading our company effectively and continuing our growth. The compensation committee emphasizes long term equity incentives for our NEOs in addition to cash or annual incentives, as we believe this best aligns the interests of our NEOs with those of our stockholders. We focus on offering compensation programs that are flexible and take into consideration our company’s overall strategic advancement with respect to designated corporate goals as well as individual contributions during the relevant year. Additionally, the compensation committee believes it is important to examine compensation not just on an annual incremental market performance basis, but also on a multi-year methodology to provide long-term context to our compensation decisions.

Our company has the advantage of a very stable management team, which we believe is a significant factor in our success, and is an indication of our success in recruiting the right executives and appropriately rewarding and incentivizing them. The commitment of our executives to our company is a significant factor in this compensation analysis. We recognize the high cost to replace executive level talent, and attempt to design our compensation programs to be close to the 75th percentile of peer group compensation so as to avoid undesired turnover in our executive management team.

Elements of Compensation

Each element of the company’s compensation program has been specifically chosen to reward, motivate and incentivize the executives of our company. The elements of our compensation program are cash compensation, including cash salary and annual bonus eligibility, and long term equity incentive compensation. Our company’s decisions regarding each element of compensation fit into our company’s overall objectives. Our compensation committee determines the amount for both total compensation and for each compensation element through discussions with our management, use of benchmarking data, past performance and future corporate and individual objectives.

—	Cash salaries for our NEOs are intended to create a minimum level of compensation that is competitive with other comparable companies, depending on the prior experience and position of the executive. Annual cash bonuses are intended to motivate and reward executives for achievement of our corporate goals, and to recognize the individual contributions of our executives.

—	Our long-term equity incentive program is designed to further align the interests of our management and stockholders through the issuance of restricted stock and long term incentive units to our executives, which will adjust in value as stockholder value changes. Both the restricted stock and the long-term incentive units are an important means to link the interests of management and our stockholders and to encourage management to adopt a long-term perspective.

The following provides more detailed information regarding each program element.

Cash salary and bonus. The base salary of each NEO is reviewed by the compensation committee on an annual basis and is subject to discretionary increases that generally are based on competitive, economic and other factors deemed relevant by the compensation committee. The maximum annual cash bonus for 2008 was set at a maximum of 100% of the current base salary for the CEO, 150% of the current base salary for Mr. Rutter, and 75% of the current base salary for each of the other NEOs. Generally, approximately 15% of the annual cash bonus is determined based upon appreciation in the company’s stock price, 25% is determined based upon the achievement of the company’s after tax cash flow target, and 60% is determined subjectively, based upon individual performance.

Long-term equity incentives. Our company’s long-term incentive program for its officers consists of restricted stock, incentive units, and stock option grants pursuant to our 2004 Equity Incentive Plan. To date, we have granted only incentive unit awards and restricted stock grants to our NEOs under the plan. These awards generally vest over a three to five year period to encourage employees to remain with the company. In June 2008, the compensation committee adopted a policy regarding equity grants, whereby future grants of equity awards to executive officers will be subject to both (i) a time vesting component as to 100% of the grant of not less than three years, and (ii) the achievement of a target annual total return of the company’s stock of 12% per annum as to 50% of the grant. The compensation committee has the discretion to determine the individuals who receive awards, and the terms and provisions of those awards. Through incentive unit awards, restricted stock grants and stock options, executives and employees receive significant equity as an incentive to assist our company in building long-term stockholder value. The incentives are designed to increase focus on the company’s long-term performance through recognition of the key stockholder performance measure of total stockholder return, while remaining competitive in terms of total executive compensation compared with our peer group.

Pay for Performance

Our company pays competitively with peer real estate companies with which our company competes for talent. We place significant focus on pay for performance. Individual performance of our executive officers is critical in our achievement of our corporate goals, and we seek to encourage and reward this performance. We establish annual corporate operating goals, as well as expected individual contributions. Annual bonus opportunities are based on a target percentage of base salary for each executive. Company performance objectives consist of operating, strategic and financial goals that are considered to be critical to the company’s fundamental long-term goal of building stockholder value. Bonuses are earned primarily based on our company’s performance measured against a set of pre-established strategic goals as well as an assessment of individual performance.

Company goals for 2008 included:

•	Expansion of our properties portfolio to acquire additional square footage in our existing markets and also the continued expansion into new markets;

•	Recapitalization or sale of properties that were repositioned and stabilized as part of our value add strategy;

•	Continued progress in development activities at our development properties, as market and economic conditions warranted;

•	Growth in our investment advisory relationships with institutional investors; and

•	Achievement of after tax cash flow of $1.80 per share.

Total compensation for 2008 performance described below was determined after taking into consideration our success in achievement of the company’s goals and the individual contributions thereto of the NEOs.

Compensation for 2008 Performance

Cash Compensation

Base Salary: Our compensation committee annually reviews each executive officer’s base salary. Based upon the committee’s review of the factors discussed above, base salaries for Messrs. Scott, Sischo, Ricci, Rutter and Ms. Laing for 2009 will remain the same as base salaries during 2008 , or $375,000, $375,000, $375,000, $375,000 and $350,000, respectively. The committee believes that the minimum levels of NEO compensation are competitive with those of comparable companies for executives of similar experience and position. Mr. Thomas’ base salary remains at $120,000, the level set at the time of our IPO in 2004.

Annual Cash Bonus: Our compensation committee annually reviews and considers the achievement of the annual performance objectives for our company in order to award cash bonuses and long-term equity incentives to its NEOs. In December 2008, the compensation committee met and approved cash bonuses for performance for the 2008 fiscal year for Messrs. Thomas, Scott, Sischo, Ricci, Rutter and Ms. Laing. For 2008, the maximum cash bonus was set at 100% of the 2008 base salary for the CEO, 150% of the 2008 base salary for Mr. Rutter, and 75% of the 2008 base salary for the other NEOs. Factors considered in calculating actual cash bonuses included the changes during 2008 in the company’s stock price, the level of achievement of the company’s after tax cash flow target of $1.80 per share, the level of achievement of the company’s corporate goals for 2008 and a subjective review of the individual performance of each NEO. Cash bonuses awarded to Messrs. Scott, Sischo, Ricci and Ms. Laing for performance in 2008 equaled approximately 24% of the executive officers’ respective base salaries. The cash bonus awarded to Mr. Rutter represented 50% of his base salary, prorated for the portion of 2008 for which he was employed by the company. Mr. Thomas elected to forgo a cash bonus.

Long-Term Equity Incentives

Our compensation committee annually reviews and benchmarks both long-term and total compensation of the NEOs. The committee considers the value of long term equity incentives and the proportion of total NEO compensation that these incentives represent. Mr. Rutter, whose employment with the company began on September 1, 2008, was awarded 110,000 incentive units at that time. This grant is subject to three to five year vesting. Incentive units granted to our executive officers represent a profits interest in our operating partnership, and whether vested or not, receive the same per unit distribution as holders of other limited partnership units in our operating partnership. Vested incentive units can be converted into regular operating partnership units in our operating partnership, to the extent of the executive’s economic capital account balance. Operating partnership units can be redeemed for cash, or, at our option, shares of our company’s common stock on a one-for-one basis. In January 2009, Messrs. Scott, Sischo, Ricci and Ms. Laing received awards of 110,000, 110,000, 110,000 and 80,000 shares of restricted stock, respectively. Each of these grants is subject to five year vesting. The committee believes that these grants, along with the amended employment contracts discussed below, align the interests of our management with those of our stockholders, encourage long-term retention and reward share price appreciation over a multi-year period.

Our compensation committee does consider the number of outstanding incentive awards, both vested and unvested, held by executive officers when awarding new equity incentive grants. During 2008, 16,667, 16,667, 16,667, and 11,111 incentive units granted to Messrs Ricci, Scott, Sischo and Ms. Laing, respectively, vested in full.

Stock option grants in 2008, which were not made to any of the NEOs, were made at an exercise price of 100% of the fair market value of our common stock on the date of grant, as defined under our 2004 Equity Incentive Plan. Our compensation committee approves option grants generally on an annual basis during the first quarter of the year. Stock option grants have generally been made to management level employees within our company, which employees are given the option to receive a portion of their compensation as a stock option grant in lieu of annual cash compensation.

Perquisites and Other Elements of Compensation. We do not provide significant perquisites, or “perks” to our named executive officers. We do cover certain expenses that we believe are in furtherance of our business goals and involve activities that executives pursue to our benefit, or that are undertaken by an executive at our request.

Agreements Governing Compensation

The compensation committee desires to retain the Company’s team of proven executives, and therefore has entered into long-term employment contracts with each of them. The employment agreement we have entered into with Mr. Rutter was effective as of September 1, 2008, and for a period of three years. The employment agreements of Messrs. Thomas, Ricci, Scott and Sischo and Ms. Laing were amended during 2008 to comply with Section 409A of the Internal Revenue Code as well as to extend their terms. The amended employment agreement we have entered into with Mr. Thomas was effective as of December 18, 2008, and for a period of three years. The amended employment agreements we have entered into with Messrs. Ricci, Scott and Sischo and Ms. Laing were effective as of December 18, 2008, and for a period of five years. However each of these employment agreements provides for automatic one-year extensions at the termination date and at the annual anniversary thereof, unless either party provides at least 60 days’ notice of non-renewal.

Each of our executives has also entered into a non-competition agreement with us. Under these agreements each executive has agreed, unless approval is given by our board of directors, not to engage in real estate activities competitive with us in any capacity, with certain exceptions for investments pre-dating the agreements. Each of these executives will be bound by his or her non-competition covenant for so long as he or she is employed by us or serves as a member of our board of directors and for a one-year period thereafter.

Post-Termination Compensation and Benefits

Termination events that trigger post-termination payments and benefits under executive employment agreements include:

Severance Generally. Each of our executive employment agreements provides that, if an executive’s employment is terminated by us without cause or by the executive for good reason, the executive will be entitled to the following severance payments and benefits:

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a lump-sum cash payment equal to two times the sum of his or her then-current annual base salary plus the average bonus over the prior three years, provided, however, that if less than one year remains in the term of his or her contract, the severance multiple will equal one;

•	a prorated annual bonus for the year in which the termination occurs, paid at the time when annual bonuses are paid to our other senior executives; and

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health benefits for one year following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to termination to the extent that the executive is eligible to receive benefits from a subsequent employer.

Following a Change in Control. Each employment agreement provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within 180 days after a change in control or, in the case of Mr. Thomas, within 90 days after the change of control event for any reason, then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason, and all restricted stock and any other equity awards held by such executive will become fully vested. In addition, under the employment agreements, we have agreed to make additional payments to the executive if any amounts paid or payable to the executives would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the additional payments, which are intended to offset the impact of the excise tax.

Other Terminations (death, disability). The agreements also provide that the executive or his or her estate will be entitled to certain severance benefits in the event of his or her death or permanent disability. These benefits include a lump-sum cash payment equal to the executive’s then-current annual base salary, paid within 60 days of the termination, plus a pro-rated annual bonus for the year in which death or disability occurs, paid at the time annual bonuses are paid to our other senior executives. In addition, the executive’s eligible family members, and, in the case of disability, the executive, may receive health benefits for one year following death or disability, subject to termination if, in the case of termination for disability, the executive is re-employed and is eligible to receive benefits from a subsequent employer.

Stock Ownership/Retention Guidelines

We have not adopted stock ownership or equity retention guidelines for our executive officers. Our compensation committee and our board of directors have not deemed this to be necessary. Mr. Thomas continues to hold since our October 2004 IPO a substantial ownership interest in our company through operating partnership units, and each of Messrs. Ricci, Scott and Sischo have continued to hold a significant number of shares of common stock issued upon the redemption of operating partnership units received at the time of our IPO. In addition, Messrs. Ricci, Rutter, Scott and Sischo, and Ms. Laing have since 2004 annually received a significant part of their annual compensation in the form of incentive units.

Tax and Regulatory Considerations

Section 162(m) of the Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is performance-based compensation within the meaning of the Code. The compensation committee’s policy with respect to Section 162(m) is to try and preserve the deductibility of compensation payable to executive officers, although deductibility is only one among a number of factors considered in determining appropriate levels or means of compensation for these officers.

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. We amended each of our executive employment agreements during 2008 to comply with Section 409A.

Compensation Committee Report

The compensation committee reviewed and discussed the compensation discussion and analysis set forth above as required by Item 402(b) of Regulation S-K and contained within this proxy statement with management and, based on such review and discussions, recommended to the Board that the compensation discussion and analysis be included in this report and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

From the members of the Compensation Committee of the Board of Directors.

Winston H. Hickox (Chair)

R. Bruce Andrews

Edward D. Fox.

Executive Compensation

The following table and accompanying notes disclose compensation to our Chief Executive Officer, Chief Financial Officer and our next four most highly compensated executive officers for all services rendered by them in all capacities to us during the fiscal year 2008. These individuals are referred to as “the named executive officers” or “NEOs” of the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)(2)	Total ($)
James A. Thomas	2008	120,000	—	997,192	—	71,218	1,188,410
Chairman, President and Chief Executive Officer	2007	120,000	—	823,373	—	100,810	1,044,183
	2006	120,000	—	402,618	—	80,794	603,412

Diana M. Laing	2008	350,000	—	441,411	78,125	58,842	928,378
Chief Financial Officer and Secretary	2007	300,000	—	441,420	156,250	58,427	956,097
	2006	240,275	—	292,618	240,275	52,318	825,486

Thomas S. Ricci	2008	375,000	—	526,107	91,150	95,760	1,088,017
Executive Vice President	2007	350,000	—	710,879	182,300	94,228	1,337,407
	2006	243,600	—	693,888	243,600	85,118	1,266,206

Paul S. Rutter(3)	2008	123,719	—	194,163	62,500	10,381	390,763
Executive Vice President

Randall L. Scott	2008	375,000	—	526,107	91,150	104,854	1,097,111
Executive Vice President	2007	350,000	—	764,011	182,300	107,774	1,404,085
	2006	254,150	—	840,693	254,150	101,493	1,450,486

John R. Sischo	2008	375,000	—	526,107	91,150	88,960	1,081,217
Executive Vice President	2007	350,000	—	728,589	182,300	92,827	1,353,716
	2006	252,300	—	742,821	252,300	89,118	1,336,539

(1)	The amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, respectively, in accordance with FAS 123(R), of restricted stock awards and incentive units pursuant to the 2004 Equity Incentive Plan, and therefore may include amounts from awards granted in and prior to 2008. Any estimated forfeitures were excluded from the determination of these amounts. Assumptions used in the calculation of these amounts are set forth in footnote 8 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 23, 2009.

(2)	All Other Compensation includes the following components:

Name	Year	401(k) Contributions ($)	Healthcare Premiums ($)	Dividends on Restricted Stock & Incentive Units
James A. Thomas	2008	—	14,818	56,400
	2007	44,000	13,210	43,600
	2006	42,000	11,936	25,600
Diana M. Laing	2008	—	21,242	37,600
	2007	11,000	19,027	28,400
	2006	10,500	17,220	22,400
Thomas S. Ricci	2008	—	21,360	74,400
	2007	11,000	19,028	64,200
	2006	10,500	17,220	55,200
Paul S. Rutter(3)	2008	—	3,781	6,600
Randall L. Scott	2008	—	18,454	86,400
	2007	11,000	20,574	76,200
	2006	10,500	18,595	67,200
John R. Sischo	2008	—	21,360	67,600
	2007	11,000	19,027	62,800
	2006	10,500	17,220	59,200

(3)	Mr. Rutter joined the Company on September 1, 2008.

2008 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards(3)
James A. Thomas	3/19/2008	—	100,000	$855,000
Diana M. Laing	3/19/2008	40,000	—	$324,134
Thomas S. Ricci	3/19/2008	40,000	—	$324,134
Paul S. Rutter	9/17/2008	110,000	—	$1,015,850
Randall L. Scott	3/19/2008	40,000	—	$324,134
John R. Sischo	3/19/2008	40,000	—	$324,134

(1)	Represents awards of incentive units made on March 19, 2008 and September 17, 2008 under our 2004 Equity Incentive Plan. The incentive units granted on March 19, 2008 vest on the third anniversary of the grant date; provided, however, that if specified management objectives are achieved accordingly, the incentive units will vest on the second anniversary of the grant date. The incentive units granted on September 17, 2008 vest over a three to five year period and are subject to market based performance measures as well as individual and Company goals. Incentive units include the right to receive cash dividends at the same rate as common stock.
(2)	Awards in this column relate to restricted stock granted on March 19, 2008 under the 2004 Equity Incentive Plan. The restricted stock vests on the third anniversary of the grant date, provided, however that if specified management objectives are met, the restricted stock grant will vest on the second anniversary of the grant date. Grants of restricted stock include the right to receive cash dividends at the same rate as common stock. Shares of restricted stock have the same voting rights as shares of common stock.
(3)	The grant date fair value of the awards of restricted stock and incentive units was calculated in accordance with FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

Name	Grant Date	Stock Awards
		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
James A. Thomas	3/19/08	100,000	(2)	259,000
	3/7/07	100,000	(3)	259,000
	2/22/06	60,000	(4)	155,400
Diana M. Laing	3/19/08	40,000	(5)	103,600
	3/7/07	22,222	(6)	57,555
	2/22/06	30,000	(7)	77,700
Thomas S. Ricci	3/19/08	40,000	(5)	103,600
	3/7/07	33,333	(6)	86,332
	2/22/06	30,000	(7)	77,700
Paul S. Rutter	9/17/08	110,000	(8)	284,900
Randall L. Scott	3/19/08	40,000	(5)	103,600
	3/7/07	33,333	(6)	86,332
	2/22/06	30,000	(7)	77,700
John R. Sischo	3/19/08	40,000	(5)	103,600
	3/7/07	33,333	(6)	86,332
	2/22/06	30,000	(7)	77,700

(1)	The market value of restricted stock is based upon the closing price of our common stock on the NASDAQ on December 31, 2008 (the last business day of 2008) of $2.59. For purposes of this table, it is assumed that one incentive unit represents the economic equivalent of one share of common stock.
(2)	Restricted stock that will vest on March 19, 2011.
(3)	Restricted stock that will vest on March 7, 2010.
(4)	Restricted stock that will vest on February 22, 2009.
(5)	The incentive units granted on March 19, 2008 will vest on the third anniversary of the grant date; provided, however, that if the Board determines that the management objectives have been met, the incentive units will vest on the second anniversary of the grant date.
(6)	The incentive units granted on March 7, 2007 will vest on the third anniversary of the grant date.
(7)	The incentive units granted on February 22, 2006 will vest on the third anniversary of the grant date.
(8)	The incentive units granted on September 17, 2008 vest over a three to five year period and are subject to market based performance measures as well as individual and Company goals.

STOCK VESTED DURING 2008 FISCAL YEAR

Name of Executive Officer	Stock Awards
	Number of Shares or Incentive Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
Diana M. Laing	11,111	92,332
Thomas S. Ricci	16,667	138,503
Randall L. Scott	16,667	138,503
John R. Sischo	16,667	138,503

(1)	An individual, upon vesting of incentive units, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the market value of our common stock on the vesting date, assuming that one incentive unit represents the economic equivalent of one share of common stock. Our company has the option to redeem operating partnership units for cash or shares of common stock. Any cash redemption would be based on the cash value of our common stock at the date of redemption.
(2)	The market value is based upon the closing price of our Common Stock on the NASDAQ on March 7, 2008 (date of vesting) of $8.31.

Employment Agreements and Noncompetition Agreements

In October 2004, we entered into employment agreements with each of Messrs. Thomas, Ricci, Scott and Sischo and Ms. Laing. Mr. Thomas serves as our President and Chief Executive Officer, Messrs. Ricci, Scott and Sischo serve as our Executive Vice Presidents, and Ms. Laing serves as our Chief Financial Officer and Secretary. These employment agreements require Messrs. Thomas, Ricci, Scott and Sischo and Ms. Laing to devote substantially all of their business time to the performance of their duties to us. The employment agreement with Mr. Thomas had a four-year term (expiring October 2008), and the employment agreements with each of our other NEOs had three-year terms (expiring October 2007). Each employment agreement provides for automatic one-year extensions after expiration, unless either party provides at least 60 days’ notice of non-renewal. We amended the executive employment agreements of each Messrs. Thomas, Ricci, Scott and Sischo and Ms. Laing on December 18, 2008 in order to comply with section 409A of the Internal Revenue Code. Additionally, Mr. Thomas’ agreement was extended for an initial three-year term, and each of Messrs. Ricci, Scott and Sischo, and Ms. Laing’s agreement were extended for an initial five-year term. In September 2008, we entered into an employment agreement with Mr. Rutter, who serves as the Executive Vice President and General Counsel of the Company, for an initial three-year term.

The employment agreements generally provide for:

•

an annual base salary of $120,000 for Mr. Thomas, $375,000 for Mr. Ricci, $375,000 for Mr. Rutter, $375,000 for Mr. Scott, $375,000 for Mr. Sischo and $350,000 for Ms. Laing, subject to increase in accordance with our normal executive compensation practices;

•

eligibility for an annual cash performance bonus based on the satisfaction of performance goals to be established in the discretion of our compensation committee, with a target annual bonus for Mr. Thomas of 200% of his base salary (100% of base salary as the target bonus and the additional 100% for extraordinary performance), and a target annual bonus for each of the other NEOs of 150% of base salary (100% of base salary as the target bonus and the additional 50% for extraordinary performance); and

•	participation in other incentive, savings, retirement and other benefit plans available generally to our senior executives.

In addition, the employment agreements provide for certain post-termination compensation and benefits. Termination events that trigger post-termination payments and benefits under executive employment agreements include:

Severance Generally. Each of our executive employment agreements provides that, if an executive’s employment is terminated by us without cause or by the executive for good reason, the executive will be entitled to the following severance payments and benefits:

•

a lump-sum cash payment equal to two times the sum of his or her then-current annual base salary plus the average bonus over the prior three years, provided, however, that if less than one year remains in the term of his or her contract, the severance multiple will equal one;

•	a prorated annual bonus for the year in which the termination occurs, paid at the time when annual bonuses are paid to our other senior executives; and

•

health benefits for one year following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to termination to the extent that the executive is eligible to receive benefits from a subsequent employer.

Following a Change in Control. Each employment agreement provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within 180 days after a change in control or, in the case of Mr. Thomas, within 90 days after the change of control event for any reason, then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason, and all restricted stock and any other equity awards held by such executive will become fully vested. In addition, under the employment agreements, we have agreed to make additional payments to the executive if any amounts paid or payable to the executives would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the additional payments, which are intended to offset the impact of the excise tax.

Other Terminations (death, disability). The agreements also provide that the executive or his or her estate will be entitled to certain severance benefits in the event of his or her death or permanent disability. These benefits include a lump-sum cash payment equal to the executive’s then-current annual base salary, paid within 60 days of the termination, plus a pro-rated annual bonus for the year in which death or disability occurs, paid at the time annual bonuses are paid to our other senior executives. In addition, the executive’s eligible family members, and, in the case of disability, the executive, may receive health benefits for one year following death or disability, subject to termination if, in the case of termination for disability, the executive is re-employed and is eligible to receive benefits from a subsequent employer.

Potential Payments Upon Termination

The amounts shown in the tables below assume that the noted triggering event occurred on December 31, 2008. Other relevant assumptions and explanations are provided in the footnotes following the tables. The amounts shown reflect only the additional payments or benefits that a named executive officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event.

Potential Payments on Termination (without cause or following change-in-control)

As of Year Ended December 31, 2008(1)(2)(3)

Name of Executive Officer	Cash Payments ($)	Estimated value of continued health care benefits ($)(4)	Estimated value of accelerated incentive units and restricted stock awards ($)(5)	Value of Gross-up of I.R.C. excise tax resulting from Change-in-Control Payment ($)(6)	Total ($)
James A. Thomas(7)	3,750,000	15,969	119,118	2,055,933	5,941,020
Diana M. Laing(8)	1,016,433	23,612	22,711	436,931	1,499,687
Thomas S. Ricci(8)	1,094,700	23,612	25,329	482,204	1,625,845
Paul S. Rutter(8)	875,000	17,898	284,900	476,177	1,653,975
Randall L. Scott(8)	1,101,733	21,101	25,329	423,224	1,571,387
John R. Sischo(8)	1,100,500	23,612	25,329	—	1,149,441

(1)	All references to annual base salary and annual cash performance bonus refer to the amounts described above under “Employment Agreements and Noncompetition Agreements.”
(2)	If the executive’s employment is terminated by the company without cause, or by the executive for good reason, as defined in his or her executive employment agreement (as described above), the executive will be entitled to receive the compensation as shown in the table.
(3)	If the executive’s employment is terminated by the company without cause, or by the executive for good reason, as defined in his or her executive employment agreement, in either case within one hundred eighty days after a change of control, then the executive will be entitled to receive the amounts as shown in the table. In addition, in the event of such termination, all outstanding stock options, restricted stock, restricted incentive units, and other equity awards granted to the executive under any of the company’s equity incentive plans shall immediately become fully vested and exercisable. For Mr. Thomas, the amounts as shown in this table also reflect voluntary termination by Mr. Thomas for any reason on or within ninety days after the effective date of a change in control.
(4)	The estimated value of continued health care benefits provided to the executive consists of the continuation of health care benefits for a period of one year, at least equal to that which would have been provided if the executive’s employment had not been terminated or, at the company’s election, payment of the applicable COBRA premium for such coverage.
(5)	Fair market value of accelerated vesting of restricted stock awards held by Mr. Thomas, and incentive unit awards held by Ms. Laing, and Messrs. Ricci, Rutter, Scott and Sischo.
(6)	Under the executive employment agreements, we have agreed to reimburse any excise taxes imposed under Internal Revenue Code Section 280G.
(7)

Cash payments to the executive consist of a pro-rated annual bonus paid at the time when annual bonuses are paid to the company’s other senior executives for the fiscal year of the company in which the date of termination occurs and two lump sum payments consisting of: (i) the executive’s earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination, and any annual bonus required to be paid to the executive for any fiscal year of the company that ends on or before the date of termination to the extent not previously paid; and (ii) a severance payment in an amount equal to three times $1,250,000, (provided however that if less than one year remains in the employment period after the termination date, the severance multiple shall equal one).

(8)	Cash payments to the executive consist of a pro-rated annual bonus paid at the time when annual bonuses are paid to the company’s other senior executives for the fiscal year of the company in which the date of termination occurs and two lump sum payments consisting of: (i) the executive’s earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination, and any annual bonus required to be paid to the executive for any fiscal year of the company that ends on or before the date of termination to the extent not previously paid; and (ii) a severance payment in an amount equal to two times the sum of (x) the base salary in effect on the date of termination, plus (y) a lump sum equal to the average annual bonus received by the executive for the three prior complete fiscal years (provided however that if less than one year remains in the employment period after the termination date, the severance multiple shall equal one).

Potential Payments on Disability(1) or Death(2) As of Year Ended December 31, 2008

Name of Executive Officer	Cash Payments ($)	Estimated value Of accelerated Stock options and restricted stock warrants ($)	Maximum value of continued benefits ($)	Total ($)
James A. Thomas	120,000	119,118	15,969	255,087
Diana M. Laing	390,383	22,711	23,612	436,706
Thomas S. Ricci	509,418	25,329	23,612	558,359
Paul S. Rutter	439,397	284,900	17,898	742,195
Randall L. Scott	509,418	25,329	21,101	555,848
John R. Sischo	415,383	25,329	23,612	464,324

(1)	An executive’s employment may be terminated, to the extent consistent with federal and state law, if the executive suffers a disability, which means the executive’s inability, by reason of physical or mental illness, to fulfill his or her obligations for sixty consecutive days or for a total of one hundred twenty days in any twelve-month period, which in the reasonable opinion of an independent physician renders the executive unable to perform the essential functions of his or her job even after reasonable accommodations are made by the Company. In the event of termination due to disability, we will pay 100% of the executive’s then current annual base salary and a pro-rated annual bonus for the fiscal year of the company in which the termination occurs. We will also pay in cash within thirty days of the date of termination, the following: the executive’s earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination, and any annual bonus required to be paid to the executive for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid. In addition, we will provide continued health care coverage for the executive and/or his or her qualified beneficiaries for a period up to one year.
(2)	An executive’s employment will terminate automatically upon death. In the event of termination due to death, we will pay 100% of the executive’s then current annual base salary and a pro-rated annual bonus for the fiscal year of the company in which the termination occurs. We will also pay in cash within thirty days of the date of termination, the following: the executive’s earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination, and any annual bonus required to be paid to the executive for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid. In addition, we will provide continued health care coverage for the executive and/or his or her qualified beneficiaries for a period up to one year.

Report of the Audit Committee

This Report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference by any general statement incorporating by reference this proxy statement into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under those Acts.

During fiscal 2008, the audit committee met with both management and the Company’s outside auditors, Ernst & Young LLP, to discuss financial management, accounting and internal controls. The audit committee has reviewed and discussed with management and Ernst & Young LLP the Company’s audited consolidated financial statements for the year ended December 31, 2008 and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K. The audit committee reviewed management’s representations and reviewed certifications prepared by the Chief Executive Officer and Chief Financial Officer that the unaudited quarterly and audited consolidated financial statements of the Company fairly represent, in all material respects, the financial condition and results of operations of the Company. Management advised the audit committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and reviewed significant accounting issues with the audit committee. These reviews included discussions with Ernst & Young LLP of the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees) .

With respect to the Company’s outside auditors, the audit committee, among other things, has received the written disclosures made to the audit committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP matters relating to its independence.

The audit committee has been updated periodically on management’s process to assess the adequacy of the Company’s internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the company’s internal control over financial reporting. The audit committee has also discussed with Ernst & Young LLP the Company’s internal control assessment process, management’s assessment with respect thereto and Ernst & Young LLP’s evaluation of the Company’s internal control over financial reporting.

On the basis of these reviews and discussions, the audit committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Members of the audit committee:

R. Bruce Andrews

Edward D. Fox

John L. Goolsby

Winston H. Hickox

Related Party Transactions

We have entered into indemnity agreements with our directors and executive officers that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and our bylaws.

Since January 1, 2008, other than the purchase of the 11% interest, held by an affiliate of Mr. Thomas, in our Two Commerce Square property, we have not entered into any, nor are there any pending, transactions in which our directors or executive officers have a direct or indirect material interest.

Our audit committee is responsible for reviewing and approving, in advance, all related party transactions. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our audit committee determines, on an annual basis, which members of our Board of Directors meet the definition of independent director as defined in Rule 4200 of NASDAQ’s Marketplace Rules. Our audit committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, our Code of Business Conduct, also available on our investor relations website, establishes the corporate standards of behavior for all our employees, officers, and directors.

Formation Transactions

Through a series of transactions related to our initial public offering in October 2004 and the consummation of various formation transactions, Mr. Thomas and others consolidated ownership of a portfolio of properties into our company. In particular, Mr. Thomas and entities controlled by him, and each of Messrs. Ricci, Scott and Sischo, executive officers of our company, entered into a master contribution agreement with our company pursuant to which they contributed their direct and indirect interests in properties and other assets to our operating partnership in exchange for units. Each operating partnership unit issued in the formation transactions is paired with one share of limited voting stock. These paired units are each held by an entity controlled by Mr. Thomas. Mr. Thomas controls the voting of all shares of limited voting stock, including those paired with operating partnership units held for the benefit of Messrs. Ricci, Scott and Sischo.

Entities controlled by Mr. Thomas, our Chairman, President and Chief Executive Officer, were the primary contributor of the 89% interests we acquired in each of One Commerce Square and Two Commerce Square as part of our formation transactions. Entities controlled by Mr. Thomas retained an 11% minority interest in each of One Commerce Square and Two Commerce Square to mitigate transaction costs. In December 2007, we exercised our option to purchase the 11% interest held by an affiliate of Mr. Thomas in One Commerce Square for $2.0 million. In August 2008, we exercised our option to purchase the 11% interest held by an affiliate of Mr. Thomas in Two Commerce Square for $2.0 million. As the general partner of our operating partnership, we control the day-to-day decisions relating to the Commerce Square properties.

Description of Contribution Agreement, Tax Indemnity and Debt Guarantees

Concurrently with the completion of our initial public offering in October 2004, we entered into a partnership agreement with the limited partners of our operating partnership. Mr. Thomas holds operating partnership units through entities controlled by him, and each of Messrs. Ricci, Scott and Sischo have an indirect interest in operating partnership units that are held by entities controlled by Mr. Thomas. In addition, Messrs. Ricci, Rutter, Scott and Sischo, together with Ms. Laing, directly hold incentive units in the Company’s operating partnership that are subject to vesting. Holders of operating partnership units under the partnership agreement have rights to cause our operating partnership to redeem their units for an amount of cash per unit equal to the then-current market value of one share of our common stock, or, at our election, to exchange their units for shares of our common stock on a one-for-one basis.

Our operating partnership has agreed, without the consent of Mr. Thomas, not to directly or indirectly sell, exchange or otherwise dispose of in a taxable transaction any of our interest in either One Commerce Square or Two Commerce Square prior to October 2008. However, if Mr. Thomas and related entities sell to our company the 11% remaining interest in Two Commerce Square held by them prior to that date for not more than $2.0 million, then this period is extended to October 2013 (or up to October 2016 so long as Mr. Thomas and his related entities collectively retain at least 50% of the units received by them in the formation transactions). These two properties represented 17% of annualized rent for properties in which we hold an ownership interest as of December 31, 2008. These restrictions do not apply to the disposition of a Commerce Square property under certain circumstances, including a like kind exchange or involuntary conversion under the Internal Revenue Code, other tax deferred transactions, in the event of certain mergers or consolidations whereby our Company continues to hold properties subject to similar restrictions, or other transactions following a basis adjustment such that a contributor of the relevant property to our partnership would not be allocated taxable gain as a result of the transaction. During the same period these disposition restrictions apply, we agreed to use commercially reasonable efforts to make $221 million of indebtedness available to the guaranteed entities controlled by Mr. Thomas, Mr. Fox, and Mr. Richard Gilchrist, an individual formerly affiliated with Maguire Thomas Partners, one of our predecessor companies. Among other things, these debt guarantees allow the guarantors to include this debt in the tax basis of their unit holdings and defer the recognition of gain in connection with the formation transactions.

Indemnification for Guarantee Obligations

Mr. Thomas has given “bad boy” guaranties with an aggregate maximum liability of $7,500,000 with respect to the mezzanine loans on Two Commerce Square and we have agreed to indemnify Mr. Thomas for claims on those guaranties. The guaranties make the guarantor liable for the debt, up to the maximum liability, on the occurrence of certain acts by the borrower or the guarantor such as fraud or intentional misrepresentation, willful misconduct, Environmental Indemnity (as defined), misappropriation of Rents (as defined) and certain acts of insolvency such as the borrower filing a bankruptcy petition.

Registration Rights

We granted registration rights to those entities that received units as a result of the formation transactions undertaken in connection with our initial public offering in October 2004, and to those individuals receiving incentive units. These entities, all of which are directly or indirectly controlled by Mr. Thomas, have registration rights with respect to the shares of our common stock that may be acquired by them in connection with the exercise of redemption rights under our operating partnership agreement. Each of our executive officers, consisting of Messrs. Ricci, Rutter, Scott and Sischo, and Ms. Laing, has registration rights with respect to operating partnership units received upon conversion of vested incentive units. These registration rights will require us to seek to register the shares of our common stock acquired upon redemption of units.

Use of Aircraft owned by Mr. Thomas

Mr. Thomas is reimbursed for the use of his aircraft by him or other Company employees, for Company business. The reimbursement is two times the quoted market rate for first class airfare to the same destination. The cost is determined by using various available third party sources. In 2008, we reimbursed Mr. Thomas $278,000 for the use of his aircraft for company business.

Commerce Square Restaurant

An affiliate of Mr. Thomas leased retail space for a restaurant located at One Commerce Square and Two Commerce Square through June 30, 2008. The Operating Partnership wrote-off approximately $659,000 in outstanding accounts receivables related to this lease, of which $538,000 had been fully reserved in prior years and $121,000 was expensed to bad debt expense during the year ended December 31, 2008. The Operating Partnership also expensed $22,000 of unamortized tenant improvements and $5,000 of unamortized lease related costs related to this lease during the year ended December 31, 2008. The Operating Partnership incurred $212,000 related to the closure of the restaurant and currently holds a liquor license with an estimated value of $65,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of more than 10% of outstanding shares of our common stock to file reports of holdings and transactions in the Company’s stock with the SEC by certain deadlines. Based on our records and other information, we believe that all Section 16(a) SEC filing requirements applicable to our directors and executive officers for the year ended December 31, 2008 were timely met, except that: (1) Mr. Thomas, was delinquent in reporting his purchases of common stock on March 12, 2008 and March 19, 2008, which were each reported on a Form 4 filed on March 28, 2008; purchase on May 20, 2008 which was reported on a Form 4 filed on June 4, 2008; purchase on October 6, 2004, which was reported on November 21, 2008, and (2) our Senior Vice President, Robert D. Morgan, was delinquent in reporting his grant of options on February 15, 2008, which was reported on a Form 4 filed on March 28, 2008. In addition, Form 4 reports originally filed by Mr. Thomas on December 29, 2007, March 7, 2008, March 10, 2008, May 14, 2008, June 5, 2008 and June 24, 2008 were each amended on December 31, 2008 to correct the number of shares acquired by Mr. Thomas that had previously been reported on such Form 4 reports.

Proposal to Ratify the Appointment of the Independent Certified Accountants of the Company for the Fiscal Year Ending December 31, 2009 (Proposal 2)

What are we asking you to approve?

Ernst & Young LLP has been selected by the Board, upon recommendation of the audit committee, to audit the consolidated financial statements of the Company for the year ending December 31, 2009. We are asking you to ratify this engagement. It is expected that one or more representatives of Ernst & Young LLP will attend the annual meeting, with the opportunity to make a statement if they should so desire and will be available to respond to appropriate questions.

What does the Board of Directors recommend with respect to Proposal 2?

The Board recommends a vote FOR the ratification of the appointment of the independent auditors of the Company.

What vote is required for this proposal?

The affirmative vote of the holders of a majority of our outstanding shares of common stock present in person or represented by proxy and entitled to vote on this Proposal 2 is required to approve this Proposal 2. Under Delaware law, in determining whether this Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against this proposal and broker non-votes will not be counted for purposes of this proposal.

What fees have been paid to accountants for the fiscal years ending December 31, 2008 and 2007?

The following table sets forth the aggregate fees billed to us by Ernst & Young LLP for professional services rendered on behalf of the Company and its subsidiaries and its predecessor, as well as all out-of-pocket costs incurred in connection with these services (amounts in thousands):

	2008	2007
Audit Fees	$1,400,000	$1,434,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,400,000	$1,434,000

Audit Fees

Consists of fees billed for professional services rendered for the audits of the Company’s annual financial statements, reviews of the financial statements included in the Company’s quarterly reports, audits of revenues and certain expenses for acquired properties, stand-alone audits of subsidiaries and audit of internal controls over financial reporting in 2008 and 2007.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee pre-approves, and did pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP during 2008. These services may include audit services, audit-related services, and other services.

Other Matters

The management of the Company does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the recommendation of the Board or, if no recommendation is given, in the discretion of the persons acting under the proxies.

Annual Report

The Company’s annual report for the year ended December 31, 2008 on Form 10-K is enclosed with this proxy statement. Stockholders are referred to the report for financial and other information about the Company.

By Order of the Board of Directors

Diana M. Laing

Chief Financial Officer and Secretary

Los Angeles, California

April 28, 2009

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—THOMAS PROPERTIES GROUP, INC. 2009 ANNUAL MEETING OF STOCKHOLDERS

DATE: May 27, 2009 TIME: 10:00 AM PLACE: California Club

538 South Flower Street Los Angeles, CA 90071 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, as record owner of the shares of Thomas Properties Group, Inc. (the “Company”) described on the reverse side, hereby appoints Diana M. Laing and Robert D. Morgan, and each of them, as proxies of the undersigned with the full power of substitution, to represent and to attend the 2009 annual meeting of stockholders (the “2009 Annual Meeting”) to be held on Wednesday, May 27, 2009, at 10:00 a.m., local time, at the California Club, 538 South Flower Street, in Los Angeles, California, or any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of stockholders and of the accompanying proxy statement, each of which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

DIRECTION THE VOTES IS ENTITLED GIVEN WITH TO BE RESPECT CAST BY TO THE ANY UNDERSIGNED PARTICULAR WILL MATTER, BE CAST THE VOTES AS DIRECTED. ENTITLED IF THIS TO BE PROXY CAST IS BY PROPERLY THE UNDERSIGNED EXECUTED WILL BUT NO BE CAST AND IN “FOR” THE DISCRETION EACH OF THE OF NOMINEES THE PROXY FOR HOLDER DIRECTORS ON ANY AND OTHER “FOR” MATTER THE OTHER THAT PROPOSALS MAY PROPERLY AS DESCRIBED COME BEFORE IN THE THE PROXY MEETING STATEMENT OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Thomas Properties Group

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Electronic Voting Instructions

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 27, 2009.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card

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1. Election of Directors:

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

IMPORTANT: Please DATE and SIGN this proxy where indicated below. Please sign exactly as name appears on the records of the Company. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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ADD 1 Electronic Voting Instructions

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ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week!

ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy.

NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

1:00 Proxies a.m. submitted , Eastern Time, by the on Internet May 27, or 2009. telephone must be received by

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/tpgi

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — Each proposal below has been proposed by the Company. The Board of Directors recommends a vote “FOR” each proposal listed below. 1. Election of Directors: For Withhold For Withhold For Withhold +

01—James A. Thomas* 02—R. Bruce Andrews* 03—Edward D. Fox*

04—John L. Goolsby* 05—Winston H. Hickox* 06—Randall L. Scott*

07—John R. Sischo* *Each for a one-year term expiring at the 2010 Annual Meeting of Stockholders.

For Against Abstain

2. Ratification independent of auditors the selection of the of Company Ernst & Young for the LLP year as ending December 31, 2009. 3. To meeting consider or any and adjournment act on such or other postponement business that thereof may properly in the discretion come before of the the proxy holder.

B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below sign. IMPORTANT: When signing Please as DATE an attorney, and SIGN executor, this proxy administrator, where indicated trustee, below. guardian, Please officer sign of exactly a corporation as name or appears other entity on the or records in another of the representative Company. If capacity, the shares please are give held the jointly, full each title as holder such. should Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

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